Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CREDO PETROLEUM SELECTED FOR INCLUSION IN
THE NEW RUSSELL MICROCAP INDEX

DENVER, COLORADO, June 20, 2005 – CREDO Petroleum Corporation (NASDAQ: CRED) today announced that it has been selected for inclusion in the new Russell Microcap™ Index when Russell Investment Group reconstitutes its family of U.S. indexes on June 24, 2005. Russell recently posted a preliminary membership list at www.russell.com/US/Indexes. According to Russell Investment Group, this new index offers managers and other investors a comprehensive, unbiased barometer to compare their performance against the genuine microcap marketplace of stocks.

Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for investment strategies. Companies slated for the Russell Microcap were ranked as of May 31, 2005 by total market capitalization and weighted based on free-float adjustment, an integral aspect of Russell index methodology. Free-float adjustment means stocks are weighted by their available market capitalization which is calculated by multiplying the primary closing price by the available shares.

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Contact:	David W. Vreeman
Vice President & CFO
303-297-2200
Website:	www.credopetroleum.com

CREDO Petroleum Corporation is a publicly traded independent energy company headquartered in Denver, Colorado. The company is engaged in the exploration for and the acquisition, development and marketing of natural gas and crude oil in the Mid-Continent and Rocky Mountain regions. The company’s stock is traded on the NASDAQ System under the symbol “CRED” and is quoted daily in the “NASDAQ Small-Cap Issues” section of The Wall Street Journal.

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future. Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.